EXHIBIT 99.1


                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001

                 Pioneer Provides Update on Impact of Hurricane

Dallas, Texas, October 4, 2004 -- Pioneer Natural Resources Company (NYSE:PXD) announced today the impact of downtime related to Hurricane Ivan on third quarter production. As previously announced, production from two deepwater Gulf of Mexico projects, Canyon Express and Devils Tower, was shut in as the hurricane entered the Gulf, and following the hurricane, damage to production facilities and downstream pipelines prevented the Company and its partners from resuming production from the projects, resulting in a reduction to Pioneer's third quarter production of approximately 400,000 barrels oil equivalent. As a result, third quarter daily production is expected to average approximately 179,000 barrels oil equivalent.

Production from the Canyon Express system resumed over the weekend, and Pioneer expects its net rates to be limited to between 60% and 70% of maximum rates until repairs to subsurface communications can be reestablished with one of six producing wells. The vessel with equipment necessary to reestablish communication is expected to be onsite this week.

Production from the Devils Tower field remains shut in. The topsides of the spar sustained significant damage during the hurricane, and Pioneer expects that production from the three wells that were on line before the storm will resume in late October to mid-November. A fourth well, with completion activities near the point of first production before the storm, is expected to begin producing before the end of the year. The platform rig must be repaired before completion activities can continue on four additional wells previously drilled to develop the field. The time required to complete the rig repairs has not yet been determined; however, Pioneer maintains business interruption insurance designed to restore, after a 45-day waiting period, the expected cash flow from the project, including expected cash flow from the three producing wells and the five wells not yet on production.

Sidetrack operations announced in September on Pioneer's deepwater Harrier field are underway, having experienced only slight weather delays.

Pioneer Natural Resources is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.